EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: W. Douglas Benn
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL 2014

Calabasas Hills, CA — October 22, 2014 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the third quarter of fiscal 2014, which ended on September 30, 2014.

Total revenues were $499.1 million in the third quarter of fiscal 2014 as compared to $469.7 million in the prior year third quarter.  Net income and diluted net income per share were $24.2 million and $0.48, respectively, in the third quarter of fiscal 2014.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 1.8% in the third quarter of fiscal 2014.  By concept, comparable restaurant sales grew 2.1% at The Cheesecake Factory and declined 2.0% at Grand Lux Cafe.

“Our consistent and predictable topline trends have improved, and we achieved our 19th consecutive quarter of positive comparable sales in the third quarter of 2014.  We were again named North America’s favorite casual dining chain by Market Force Information in August, which speaks to our ability to continue outperforming the industry and increasing our market share,” said David Overton, Chairman and Chief Executive Officer.

“There are clearly some significant external cost headwinds in our current environment, including unprecedented increases in butter and related dairy prices during the third quarter, resulting in about $4.3 million of additional expense compared to the third quarter of 2013.  However, recently we are seeing the dairy market beginning to correct, and within the four walls of our restaurants we remain well positioned going forward as our tenured operations team is effectively maintaining our high guest satisfaction scores, labor productivity and food efficiency results.  In addition, our unit growth is on track for this year, including both company owned restaurants in the United States and licensed locations with our international partners,” continued Overton.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Development

The Company expects to open as many as ten Company-owned restaurants in fiscal 2014, including one relocation.  Six restaurants have opened so far this year, including two in the third quarter of fiscal 2014 in Reno, Nevada and Trumbull, Connecticut, and our most recent opening in Sarasota, Florida last week.

In addition, our licensee partners opened two The Cheesecake Factory restaurants in the Middle East and one in Mexico during the third quarter of fiscal 2014. The Company continues to expect as many as four restaurants to open internationally under licensing agreements in fiscal 2014.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.165 per share on the Company’s common stock.  The dividend is payable on November 18, 2014 to shareholders of record at the close of business on November 5, 2014.

During the third quarter of fiscal 2014, the Company repurchased approximately 456,000 shares of its common stock at a cost of $19.8 million.  Year-to-date, the Company repurchased 3.1 million shares of its common stock at a cost of $140.0 million.  The Company continues to expect that it will return all of its free cash flow to shareholders in fiscal 2014 in the form of dividends and up to $150 million in share repurchases.

“Our prospects for continued value creation remain excellent, evidenced by our improving comparable sales trends and high productivity from our new restaurant openings.  The strength of our brand and relevancy of our concepts provide an outstanding foundation from which we will continue to grow our sales and earnings into 2015 and beyond,” concluded Overton.

Conference Call and Webcast

A conference call to review the Company’s results for the third quarter of fiscal 2014 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through November 22, 2014.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 185 full-service, casual dining restaurants throughout the U.S. and Puerto Rico, including 173 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, seven The Cheesecake Factory® restaurants operate under licensing agreements.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce approximately 70 varieties of quality cheesecakes and other baked products.  In 2014, the Company was named to Fortune magazine’s “100 Best Companies to Work For” list. To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to deliver consistent and dependable comparable sales results over a sustained period of time; the Company’s ability to continue to outperform the casual dining industry; the Company’s ability to remain relevant to consumers, to maintain high quality standards and provide guests with an exceptional experience; the Company’s ability to operate efficiently and effectively; the Company’s ability to expand its concepts domestically and work with its licensees to expand its concept internationally; the Company’s ability to utilize its capital effectively and increase shareholder value through dividends and share repurchases; factors outside of the Company’s control that impact consumer confidence and spending; current and future macroeconomic conditions; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		39 Weeks Ended		39 Weeks Ended
	September 30, 2014		October 1, 2013		September 30, 2014		October 1, 2013
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue

Revenues	$499,114	100.0%	$469,699	100.0%	$1,476,951	100.0%	$1,402,835	100.0%
Costs and expenses:
Cost of sales	124,028	24.9%	112,430	24.0%	364,057	24.7%	339,670	24.3%
Labor expenses	163,279	32.7%	150,910	32.1%	483,506	32.7%	453,055	32.3%
Other operating costs and expenses	123,095	24.7%	113,955	24.3%	358,305	24.3%	338,738	24.1%
General and administrative expenses	29,641	5.9%	28,805	6.1%	89,925	6.1%	85,405	6.1%
Depreciation and amortization expenses	20,930	4.2%	19,661	4.2%	61,715	4.2%	58,106	4.1%
Impairment of assets and lease terminations	—	—	1,097	0.2%	696	0.0%	3,246	0.2%
Preopening costs	3,966	0.8%	4,210	0.9%	8,808	0.6%	8,027	0.6%
Total costs and expenses	464,939	93.2%	431,068	91.8%	1,367,012	92.6%	1,286,247	91.7%
Income from operations	34,175	6.8%	38,631	8.2%	109,939	7.4%	116,588	8.3%
Interest and other (expense)/income, net	(1,381)	(0.2)%	(727)	(0.1)%	(4,316)	(0.2)%	(3,308)	(0.2)%
Income before income taxes	32,794	6.6%	37,904	8.1%	105,623	7.2%	113,280	8.1%
Income tax provision	8,571	1.7%	10,423	2.2%	28,833	2.0%	31,924	2.3%
Net income	$24,223	4.9%	$27,481	5.9%	$76,790	5.2%	$81,356	5.8%

Basic net income per share	$0.49		$0.52		$1.55		$1.55
Basic weighted average shares outstanding	48,981		52,416		49,690		52,521

Diluted net income per share	$0.48		$0.50		$1.48		$1.49
Diluted weighted average shares outstanding	50,963		54,612		51,722		54,654

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$454,271		$425,084		$1,342,331		$1,262,480
Other	44,843		44,615		134,620		140,355
	$499,114		$469,699		$1,476,951		$1,402,835
Income from operations:
The Cheesecake Factory restaurants	$59,214		$61,686		$182,250		$183,641
Other	2,418		4,727		11,433		14,333
Corporate	(27,457)		(27,782)		(83,744)		(81,386)
	$34,175		$38,631		$109,939		$116,588

Selected Consolidated Balance Sheet Information	September 30, 2014	December 31, 2013

Cash and cash equivalents	$22,141	$61,751
Total assets	1,105,514	1,124,114
Long-term debt	25,000	—
Total liabilities	582,940	546,761
Stockholders’ equity	522,574	577,353

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
Supplemental Information	September 30, 2014	October 1, 2013	September 30, 2014	October 1, 2013
Comparable restaurant sales percentage change	1.8%	0.8%	1.3%	1.0%
Restaurants opened during period	2	2	5	3
Restaurants open at period-end	184	176	184	176
Restaurant operating weeks	2,383	2,287	7,085	6,841

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the third quarter and year-to-date fiscal 2014 and fiscal 2013 net income and diluted net income per share excluding the impact from certain items.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	September 30, 2014	October 1, 2013	September 30, 2014	October 1, 2013
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$24,223	$27,481	$76,790	$81,356
After-tax impact from:
- Impairment of assets and lease terminations (1)	—	658	418	1,948
Net income (non-GAAP)	$24,223	$28,139	$77,208	$83,304

Diluted net income per share (GAAP)	$0.48	$0.50	$1.49	$1.49
After-tax impact from:
- Impairment of assets and lease terminations (1)	—	0.01	—	0.04
Diluted net income per share (non-GAAP) (2)	$0.48	$0.52	$1.49	$1.52

(1)         The pre-tax amounts associated with these items were $510 in the second quarter of fiscal 2014, $186 in the first quarter of fiscal 2014, $1,097 in the third quarter of fiscal 2013, $1,505 in the second quarter of fiscal 2013, and $644 in the first quarter of fiscal 2013, and were recorded in impairment of assets and lease terminations.

(2)         Diluted net income per share may not add due to rounding.

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